                                                                    Exhibit 4.13


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                            SHAREHOLDERS' AGREEMENT

                                     among

                          PACER INTERNATIONAL, INC.,

                            COYOTE ACQUISITION LLC,

                           COYOTE ACQUISITION II LLC

                                      and

                        Certain Individual Shareholders
                                 named herein.



                           Dated as of May 28, 1999


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

                               TABLE OF CONTENTS

Paragraph                                                                                                 Page No.
   1.  Restrictions on Transfer; Permitted Transferees; Pledges...........................................   2

   2.  Notice by Shareholder of Proposed Transfers........................................................   4

   3.  Offer to Sell Shares...............................................................................   4

   4.  Elections to Purchase Shares.......................................................................   5

   5.  Procedures Upon Elections for Less than All of Shares Offered......................................   5

   6.  Closing of Purchase of Shares......................................................................   6

   7.  Disposition by Management Shareholder of Shares not Purchased by the Company and/or the Offerees...   6

   8.  Participation Rights...............................................................................   7

   9.  Bring Along Rights.................................................................................   8

  10.  Representations and Warranties.....................................................................   9

  11.  Incidental Registration............................................................................  10

  12.  Expenses...........................................................................................  11

  13.  Holdback Agreements................................................................................  11

  14.  Indemnification and Contribution...................................................................  11

  15.  Rule 144 Reporting.................................................................................  14

  16.  Preemptive Rights..................................................................................  14

  17.  Certain Agreements.................................................................................  16

  18.  Confidentiality; Noncompetition....................................................................  17

  19.  Voting Proxy.......................................................................................  18

  20.  Financial Statements...............................................................................  19

  21.  General Restriction................................................................................  19

  22.  Legends............................................................................................  19

  23.  Further Assurances.................................................................................  20

  24.  Notices............................................................................................  20

  25.  Amendment; Termination.............................................................................  20

  26.  General............................................................................................  21

  27.  Corporate Agreement................................................................................  22

          THIS SHAREHOLDERS' AGREEMENT, dated as of May 28, 1999, is among COYOTE ACQUISITION LLC, a Delaware limited liability company (together with its transferees and assignees, "Coyote I"), COYOTE ACQUISITION II LLC, a Delaware limited liability company, (together with its transferees and assignees, "Coyote II" and Coyote I and Coyote II, jointly "Coyote"), DONALD C. ORRIS, an individual, GERRY ANGELI, an individual, ROBERT L. CROSS, an individual, JOHN W. HEIN, an individual, RICHARD HYLAND, an individual, GARY L. GOLDFEIN, an individual, ALLEN E. STEINER, an individual (the foregoing individuals, herein sometimes individually referred to as a "Management Shareholder" and, collectively, as the "Management "Shareholders"), all of the foregoing, shareholders (the "Shareholders") of PACER INTERNATIONAL, INC., a Tennessee corporation (the "Company"), and the Company.

          WHEREAS, Coyote and APL Limited, a Delaware Corporation ("APL") have entered into a Stock Purchase Agreement of even date herewith (as the same may be amended or supplemented, the "Purchase Agreement") whereby Coyote will purchase (the "Recapitalization") approximately ninety percent (90%) of the outstanding shares of common stock, no par value, of the Company (the "Common Shares");

          WHEREAS, upon consummation of the Recapitalization (the "Closing"), Coyote will be the record and beneficial owner of the number of Common Shares (the "Coyote Shares") (to the extent the right to purchase such shares has not been assigned to a third party by Coyote) and APL will be the record and beneficial owner of the number of Common Shares (the "APL Shares") each as set forth in the Purchase Agreement;

          WHEREAS, APL, Coyote and the Company have entered into a Shareholders Agreement, dated as of the date hereof (the "APL Shareholders' Agreement"), to impose certain restrictions on the disposition and transfer of the APL Shares, to create certain purchase and sale rights and to create certain registration rights;

          WHEREAS, Coyote, the Company, BT Capital Investors, L.P. and Pacer International Equity Investors, LLC. have entered into a Shareholders Agreement, dated as of the date hereof (the "Investors Shareholders' Agreement"), to impose certain restrictions on the disposition and transfer of the APL Shares, to create certain purchase and sale rights and to create certain registration rights;

          WHEREAS, Mile High Acquisition Corp., a Delaware corporation ("Sub"), Pacer International, Inc., a Delaware corporation ("Pacer"), and the shareholders of Pacer have entered into an Agreement and Plan of Merger, dated as of February 22, 1999 (as the same may be amended or supplemented, the "Merger Agreement"), providing for the merger of Sub with and into Pacer (the "Merger");

          WHEREAS, Sub has assigned (the "Assignment") its rights and obligations under the Merger Agreement to a newly formed subsidiary of the Company ("Newco");

          WHEREAS, pursuant to the Alternative Consideration Letter, dated March 15, 1999 (the "Alternative Consideration Letter"), as a result of the Assignment, in lieu of receiving shares of common stock, par value $.01 per share, of Pacer and New Options (as defined in the

Merger Agreement) upon the consummation of the Merger (the "Effective Time"), the Management Shareholders will be issued Series B Perpetual Participating Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") which may be exchanged for Common Shares and options which are exercisable for Common Shares (the "Management Options"), each in amounts as set forth in the Alternative Consideration Letter (the Common Shares into which the Exchangeable Preferred Stock may be exchanged and the Management Options, collectively, the "Management Shares"). The terms "Management Shares" and "Coyote Shares" shall include any Common Shares and Management Options now owned or hereinafter acquired by any Management Shareholder or Coyote, respectively, any securities that may be issued by the Company to any Management Shareholder or Coyote, respectively, as a result of any stock dividend, stock split or other distribution, recapitalization, reclassification, reorganization or the like, and any warrants or options to acquire Common Shares or securities convertible into Common Shares now owned or hereafter acquired by any Management Shareholder or Coyote, respectively; and the term "Shares" shall include the Coyote Shares, the Management Shares and any and all other capital stock or equity securities (including derivative securities convertible thereinto or exchangeable or exercisable therefor) issued by the Company;

          WHEREAS, it is desired that the Management Shareholders have an opportunity to participate in the success of the Company, but it is recognized that the success of the Company might be diminished if the Management Shares were transferred to persons who might impair the continuation of harmonious relations among the shareholders of the Company; and

          WHEREAS, the Management Shareholders and Coyote desire to impose certain restrictions on the disposition and transfer of the Management Shares, to create certain purchase and sale rights, to create certain registration rights and to agree with respect to certain matters relating to the voting of the Management Shares.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

          1.  Restrictions on Transfer; Permitted Transferees; Pledges.
                 --------------------------------------------------------

          (a) No Management Shareholder shall make, or suffer to be made, any transfer, sale, assignment, gift, pledge, mortgage, or other disposition or encumbrance (all of which are comprised within the word "transfer" as used hereinafter) of all or any portion of the Management Shares now owned or hereafter acquired by such Management Shareholder, except that, subject to the further provisions of Paragraph 1(c) below, each of the following transfers are expressly permitted:

       (i) by any Management Shareholder pursuant to a bona fide written purchase offer from another person (as used herein, the term "person" shall include a natural person, corporation, partnership, association, company, trust, joint venture, unincorporated organization or other entity of any nature whatsoever), after the Management Shareholder shall have first offered the Management Shares to Coyote and each other Management Shareholder in accordance with the procedures hereinafter set forth in Paragraphs 2 through 7 below; provided, that no such transfer shall be
                                   --------
     permitted prior to the date which is thirty (30) months after the Effective Time ( it being understood that such thirty (30) month prohibition does not apply to public sales of Management Shares, after the initial public offering, pursuant to Rule 144 (subject to the last proviso of this paragraph 1(a)(i)) or pursuant to the incidental registration rights specified in paragraph 11); and, provided,
                                                                     --------
     further, that in no event may such transfer to a bona fide purchaser be
     -------
     effected if the board of directors of the Company (the "Board of Directors") determines, that (A) the proposed transferee is a person who or which, directly or indirectly, (including as an employee, director, officer, consultant, partner, owner, adviser or other participant in an entity), engages in the business of the corporation, in any related business or in any other business competitive with the Company or any subsidiary thereof at the time of sale or (B) such transfer would be detrimental to the interests of the Company or any subsidiary thereof; and provided, further, that this paragraph (i) shall not apply to, and shall
     --------  -------
     not be interpreted to permit, any sales by the Management Shareholders of Management Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act"), including without limitation, clause (k) of Rule 144, unless (x) the sale is conducted through the managing underwriter for the Company's initial public offering of securities, (y) the underwriter has not advised the Company or such Management Shareholder that the sale of all or any portion of such Shares would have a material adverse effect on the market for the Shares and (z) either (1) Coyote has sold 33-1/3% of the Shares owned by them immediately following the Effective Time or (2) six
     (6) years have elapsed since the Effective Time;

        (ii) by any Management Shareholder to a Permitted Transferee (as hereinafter defined); provided, however, that any such Permitted Transferee
                           --------  -------
     may thereafter transfer such Management Shares pursuant to this Paragraph 1(a)(ii) only to any other Permitted Transferee of the Management Shareholder who originally owned such Management Shares or to such original Management Shareholder; and provided, further, that if the Permitted
                                 --------  -------
     Transferee is an entity described in clause (iv) of the definition of "Permitted Transferee", then prior to any disposition of any equity interest in such entity to a person that is not the original Management Shareholder or a Permitted Transferee of such original Management Shareholder (in which event, such entity would cease to be a Permitted Transferee) such entity shall either (A) transfer all Management Shares then held by it to the original Management Shareholder or a Permitted Transferee thereof, or (B) offer such Management Shares to the Company, Coyote and the other Management Shareholders pursuant to the provisions of Paragraphs 2 through 7 below on the terms upon which such Management Shares were originally transferred to such entity;

        (iii) as expressly approved by Coyote (but subject to any terms or conditions provided by Coyote in granting any such approval); or

        (iv) as otherwise expressly provided herein, including pursuant to the participation rights specified in Paragraph 8 or the incidental registration rights specified in Paragraph 11.

            (b) For the purposes of the foregoing, a "Permitted Transferee" of any Management Shareholder shall mean:

        (i) the heirs, executor, administrator or personal representative of such

Management Shareholder, upon the death of any such Management Shareholder;

        (ii) the spouse, sibling, parent, child or grandchild of such Management Shareholder who is a natural person;

        (iii) a trust for the exclusive benefit of such Management Shareholder and any of the family members listed in clause (ii) above;

        (iv) any entity in which such Management Shareholder holds a 100% equity interest; and

        (v)  Coyote or the Company;

provided, however, that Gary I. Goldfein ("Goldfein") and his Permitted Transferees shall be deemed to be "Permitted Transferees" of Allen E. Steiner ("Steiner").

           (c) Prior to any transfer of any Management Shares to a bona fide purchaser pursuant to Paragraph 1(a)(i) or to a Permitted Transferee pursuant to Paragraph 1(a)(ii), (i) the transferee of Management Shares shall agree to be bound by and benefit from, and that such Management Shares shall continue to be subject to, the terms and provisions of this Agreement as if he, she or it were a Management Shareholder hereunder and shall enter into a joinder to this Agreement (in the form attached hereto as Exhibit A) to such extent and (ii) Coyote shall receive such assurances as they may reasonably require to the effect that such transfer does not violate the Act or applicable state securities laws (including, without limitation, representations and warranties as to investment intention and an opinion of counsel).

           2. Notice by Shareholder of Proposed Transfers.  If at any time a
              -------------------------------------------
Management Shareholder proposes to transfer any Management Shares, such Management Shareholder shall, prior to making any transfer of Management Shares, give written notice (the "Notice") to the Company, Coyote and each other Management Shareholder, specifying (i) the Management Shares to be so transferred, (ii) the method of transfer, (iii) the identity of the prospective transferee and (iv) in the case of a proposed bona fide sale pursuant to Paragraph 1(a)(i) above, the terms of the written offer made by the prospective purchaser, and containing a true and correct copy of such bona fide offer.

           3. Offer to Sell Shares.  In the case of a proposed bona fide sale
              --------------------
pursuant to Paragraph 1(a)(i) above, the Notice provided in Paragraph 2 shall constitute an irrevocable offer by the Management Shareholder who delivers the Notice to sell such Management Shares to the Company, Coyote and the other Management Shareholders on the terms and at the price specified in this Paragraph 3 (such offer is hereinafter referred to as the "Offer to Sell," a Management Shareholder making an Offer to Sell is hereinafter referred to as the "Offeror-Shareholder", Coyote and the other Management Shareholders to whom the Offer to Sell is being made are hereinafter referred to as the "Offerees", and the Management Shares offered in the Offer to Sell are hereinafter referred to as the "Offered Shares"). The Offer to Sell shall be at a price and on other terms (including any deferral of payment in whole or in part) no less favorable to the Company and the Offerees than the price and other terms offered by the prospective purchaser specified in the Offeror-Shareholder's Notice, except that
                                                                     ------
if the proposed sale is to be
wholly or partly for consideration other than money (the term "money" being used in this Paragraph 3 to include deferred obligations to pay money), the Offer to Sell shall be at a price equal to the amount of the net monetary consideration plus the fair market value (as determined in good faith by the Board of Directors within ten (10) days after receipt of the Notice by the Company), at the date of the Offeror-Shareholder's Notice, of any consideration other than money offered by the prospective purchaser.

     4.   Elections to Purchase Shares.
          ----------------------------

     (a) The Company shall have the first right and option, for a period of thirty (30) days after delivery of the Offer to Sell by the Offeror-Shareholder, to accept all or any portion of the Offered Shares at the purchase price and on the terms stated in the Offer to Sell by delivery to the Offeror-Shareholder, with a copy to each Offeree, of written notice of its irrevocable election to purchase (the "Company Election Notice"), specifying the number of Shares the Company elects to purchase. If the Company does not elect to purchase all of the Offered Shares, then each Offeree shall have the right and option, for a period of thirty (30) days after the earlier of the expiration of the 30-day period provided above and receipt of the Company Election Notice (the "Exercise Period"), within which to elect to purchase all or any portion of the Offered Shares which were not elected to be purchased by the Company.

     (b) If the Offerees elect to accept the Offer to Sell with respect to the Offered Shares which were not elected to be purchased by the Company, the Offerees shall provide the Offeror-Shareholder with written notice (the "Offeree Election Notice"), no later than the last day of the Exercise Period, specifying the maximum number of such Offered Shares that each of the Offerees elects to purchase. Each such election to purchase Offered Shares shall be irrevocable, regardless of whether the number of Offered Shares deliverable upon the exercise of such election shall be reduced in accordance with the provisions of Paragraph 4(c) below (in which case such election shall be deemed to constitute an election to purchase such lesser number of Offered Shares as shall be determined in accordance with such Paragraph 4(c)). Except as provided in Paragraph 5 below, all elections to purchase Offered Shares in accordance with Paragraph 4(a) and this Paragraph 4(b) shall be binding on the Offeror-Shareholder.

     (c) If the aggregate number of Offered Shares accepted by the Offerees exceeds the number of Offered Shares available to the Offerees, then the right to purchase such Offered Shares shall be allocated to the electing Offerees as follows: (i) first by allocating to each Offeree the lesser of (A) its pro rata
                                                                        --- ----
portion of such Offered Shares on the basis of the respective amounts of Shares owned by each electing Offeree on the date of the initial Offer to Sell, and (B) the maximum number of Offered Shares elected to be purchased by such Offeree, as indicated in the Offeree Election Notice, and (ii) thereafter, by repeatedly allocating any remaining Offered Shares among those Offerees that have not yet been allocated the maximum number of Offered Shares indicated in the Offeree Election Notice, pro rata on the basis of the respective amounts of Shares owned
                 --- ----
by such Offerees on the date of the initial Offer to Sell, until all Offered Shares have been allocated.

     5.      Procedures Upon Elections for Less than All of Shares Offered.
             -------------------------------------------------------------
Notwithstanding the provisions of Paragraph 4, in the case of a proposed bona fide sale by the Offeror-Shareholder pursuant to Paragraph 1(a)(i), elections to purchase made by the Company and/or the Offerees shall not be binding on the Offeror-Shareholder if the Company and the Offerees do not in the aggregate elect to purchase all of the Offered Shares. In such event, no sales pursuant to such elections need be made by the Offeror-Shareholder and the Offeror-Shareholder may then sell the Offered Shares to the proposed bona fide purchaser, subject to the provisions of Paragraph 7. Notwithstanding the foregoing, the Offeror-Shareholder may, by written notice of acceptance to the Company and the electing Offerees within ten
(10) days after the earlier of his receipt of an Offeree Election Notice or expiration of the Exercise Period, waive the requirement that all Offered Shares be accepted by the Company and the Offerees and elect to sell to the Company and/or the electing Offerees that part of the Offered Shares for which elections have been made.

     6.   Closing of Purchase of Shares.  If elections have been made by the
          -----------------------------
Company and/or the electing Offerees in the aggregate for all of the Offered Shares (or if the Company and/or the electing Offerees shall have received from the Offeror-Shareholder a notice of waiver and acceptance pursuant to Paragraph
5), the Company, the electing Offerees and the Offeror-Shareholder shall mutually agree on a place, time and date (not more than thirty (30) days nor less than twenty (20) days after the expiration of the Exercise Period) for a closing of such purchase and sale. At the closing, the Offeror-Shareholder shall (i) deliver against receipt of the purchase price therefor by cash or certified or bank cashier's check or wire transfer of funds, the certificate or certificates representing the Management Shares each of the Company and the electing Offerees has elected to purchase, properly endorsed for transfer, with all necessary transfer and documentary stamps affixed, and in a form such that upon presentation to the Company the Management Shares represented thereby may be registered in the names of the respective purchasers and (ii) be deemed to have represented and warranted to such purchaser that (a) the Management Shares to be sold are beneficially and of record owned by such Offeror-Shareholder free and clear of all liens, claims, privileges, options, security interests, rights of first refusal, agreements, limitations or voting rights, preemptive rights, charges or other encumbrances of any nature (except as expressly provided by this Agreement) (an "Encumbrance") and (b) the sale and delivery of the Management Shares by such Offeror-Shareholder as contemplated hereby shall vest in the purchaser on such date good, valid and marketable title to such Management Shares free and clear of all Encumbrances (clauses (a) and (b), the "Sale Representations").

     7.   Disposition by Management Shareholder of Shares not Purchased by the
          --------------------------------------------------------------------
Company and/or the Offerees.  Any Management Shares not purchased by the Company
---------------------------
and the Offerees pursuant to Paragraphs 4 through 6 may be disposed of by the Offeror-Shareholder to the prospective transferee named in his Notice under Paragraph 2, at a price and on terms not more favorable to the transferee than those specified in such Notice, but only within forty-five (45) days after the expiration of the Exercise Period; provided, that a transferee shall, prior to
                                   --------
the transfer, execute and deliver to the Company and each Shareholder a written joinder to this Agreement and such other assurances as provided in Paragraph 1(c) hereof. Notwithstanding the foregoing, no such transferee shall be entitled to be an "Offeree" for purposes of Paragraphs 2 through 6 or be entitled to the rights set forth in Paragraphs 11 and 15 under this Agreement, unless such transferee was a Management Shareholder prior to such transfer.

     8.   Participation Rights.
          --------------------

     (a)    No Shareholder or group of Shareholders (a "Transferring
Holder") shall transfer, directly or indirectly, other than in a public offering under Paragraph 11 below, Shares which result in a 25% Transfer (as defined below), unless the terms and conditions of such sale shall include an offer to the other Shareholders (the "Other Shareholders") to include in the transfer, at the option of each Other Shareholder, a portion (as determined in accordance with Paragraph 8(c) below) of the Common Shares of each Other Shareholder at the same price and on the same terms and conditions applicable to the Shares being transferred by the Transferring Holder. For purposes of this Paragraph 8, the term "25% Transfer" shall mean (i) with respect to any Management Shareholder or group of Management Shareholders any transfer of Shares which, when added to all previous transfers of Shares by Management Shareholders, would result in Management Shareholders having transferred an amount of Shares which exceeds 25% of the Shares owned collectively by the Management Shareholders immediately after the Effective Time, and (ii) with respect to Coyote, any transfer of Shares which, when added to all previous transfers of Shares by Coyote, would result in Coyote having transferred an amount of Shares which exceeds 25% of the Shares owned by Coyote immediately after the Effective Time.

     (b) In the event that the Transferring Holder receives a bona fide offer or offers from a third party to purchase, or otherwise determine to transfer, Shares which purchase or transfer would trigger a 25% Transfer (the "Participation Offer"), the Transferring Holder shall then cause the Participation Offer to be reduced to writing and shall give each Other Shareholder written notice thereof (a "Participation Notice"). Each Participation Notice shall contain a true and correct copy of the Participation Offer and shall identify the number of Shares with respect to which the Transferring Holder has a bona fide offer or other agreement to sell (the "Designated Shares"), the total number of Shares which the Transferring Holder owns beneficially, the price per Share at which the sale is proposed to be made and any other material term or condition of the Participation Offer. The Other Shareholders shall have the right and option, within fifteen (15) days after the Participation Notice is given to the Other Shareholders (the "Participation Period") to accept the Participation Offer for the number of Common Shares as determined pursuant to Paragraph 8(c) below. Each Other Shareholder who desires to exercise such option shall provide the Transferring Holder with written notice, specifying the maximum amount of Common Shares he or it wishes to include in the Participation Offer (a "Participation Acceptance Notice"), which shall constitute an irrevocable acceptance of the Participation Offer by such Other Shareholder (each such Other Shareholder, a "Participating Shareholder").

     (c) Unless the proposed transferee agrees to accept and purchase the additional number of Common Shares specified in all Participation Acceptance Notices, at the same price and on the same terms and conditions as set forth in the Participation Notice, each Participating Shareholder shall have the right to sell pursuant to the Participation Offer the number of Common Shares (the "Participating Shares") allocated as follows: (i) first, by allocating to each Participating Shareholder the lesser of (A) the maximum number of Common Shares specified in such Participating Shareholder's Participation Acceptance Notice and (B) a pro rata portion of the number of Designated Shares on the basis of
          --- ----
the respective amounts of Shares then owned by the Transferring Holder and each Participating Shareholder and (ii) thereafter, by repeatedly allocating any remaining Participating Shares among those Participating

Shareholders that have not yet been allocated the maximum number of Participating Shares indicated in the Participation Acceptance Notice, pro rata
                                                                       --- ----
on the basis of the respective amounts of Shares owned by such Participating Shareholder on the date of the initial Participation Notice, until all Participating Shares have been allocated.

     (d)    The Transferring Holder shall notify the Participating
Shareholders who have elected to sell their Common Shares at least five (5) business days prior to the date upon which the transfer of Shares pursuant to this Paragraph 8 shall be consummated, which notice shall contain the date, time and location of the closing, and the final number of Participating Shares to be sold by each such Participating Shareholder. The Participating Shareholders shall deliver at the closing to the Transferring Holder the certificate or certificates representing the number of Participating Shares calculated pursuant to Paragraph 8(c) above, together with a power-of-attorney authorizing the Transferring Holder to sell such Participating Shares pursuant to the terms of the Participation Offer. At the closing of the transfer of the Designated Shares to the third party pursuant to the Participation Offer, the Transferring Holder shall remit to each of the Participating Shareholders the total sales price of the Participating Shares of such Participating Shareholder sold or otherwise disposed of pursuant thereto.

     (e) If at the termination of the Participation Period any Other Shareholder shall not have accepted the offer contained in the Participation Notice, such Other Shareholder will be deemed to have waived any and all of his rights under this Paragraph 8 with respect to the transfer of his Common Shares to such third party. The Transferring Holder shall have 180 days in which to sell Designated Shares, including the Participating Shares, to the third party, at a price not less than that contained in the Participation Notice and on other terms and conditions not less favorable than those set forth in the Participation Notice.

     (f) Notwithstanding any other provision contained in this Paragraph 8, there shall not be any liability on the part of the Transferring Holder in the event that the transfer of Designated Shares, including the Participating Shares, pursuant to this Paragraph 8 is not consummated for any reason whatsoever. The decision whether to effect a transfer of Designated Shares, including the Participating Shares, pursuant to this Paragraph 8 shall be in the sole and absolute discretion of the Transferring Holder.

     9.     Bring Along Rights.  In the event that Coyote shall transfer or
            ------------------
propose to transfer, directly or indirectly, Shares which, when added to all previous transfers of Shares by Coyote, would result in a transfer to any person other than Coyote, the Company or their respective affiliates of greater than twenty-five percent (25%) of the number of Shares outstanding on the date of transfer (a "Transfer of Control"), then Coyote may require, by written notice to each Management Shareholder (the "Bring-Along Notice") that each Management Shareholder transfer an equivalent portion (on the basis of the amount of Shares to be transferred by the Requisite Holders pursuant to the Transfer of Control and the total number of Coyote Shares owned by Coyote at such time) of his Management Shares in the Transfer of Control on the same terms and conditions contained in the Bring-Along Notice. The Bring-Along Notice shall contain a true and correct copy of the terms of the Transfer of Control and shall identify the third party, the number of Coyote Shares with respect to which Coyote have a bona fide offer, the price per Coyote Share at which the sale is proposed to be made and all other material terms and conditions of the Transfer of Control, including the date, time and location of the closing.

The Bring-Along Notice shall be delivered not less than five (5) business days prior to the closing of the purchase and sale contemplated by this Paragraph 9. In such event, each of the Management Shareholders shall deliver at the closing to Coyote the certificate or certificates representing his Management Shares together with a power-of-attorney authorizing Coyote to sell such Management Shareholder's equivalent portion of the Management Shares pursuant to the terms of the Bring-Along Notice. No Management Shareholder shall be obligated to pay more than his pro rata share (based upon the amount of consideration received
              --- ----
for or with respect to their Shares) of reasonable fees and expenses incurred in connection with such Transfer of Control (as evidenced by reasonable supporting documentation) to the extent such costs are incurred for the benefit of the selling Shareholders generally, including, without limitation, fees and expenses of one law firm, one accounting firm and one financial advisor acting on behalf of the Company and/or the Shareholders generally, and are not otherwise paid by the Company or the acquiring party. Costs incurred by or on behalf of a Shareholder for his or its sole benefit will not be considered costs of the transaction hereunder. At the closing of the Transfer of Control, Coyote shall remit to each of the Management Shareholders the total sales price (net of such Management Shareholder's pro rata portion of reasonable related expenses as
                         --- ----
specified above) of the Management Shares of such Management Shareholder sold or otherwise disposed of pursuant thereto. The Management Shareholders hereby agree to take all reasonable actions necessary to consummate the Transfer of Control, including, but not limited to, the execution of necessary or appropriate agreements, the taking of any necessary corporate action and the waiving of any dissenters, appraisal or similar rights.

     10.    Representations and Warranties.
            ------------------------------

     (a) Each Management Shareholder hereby, severally, and not jointly represents and warrants to the Company and Coyote that, as of the time such Management Shareholder becomes a party to this Agreement, (i) such Management Shareholder has the power, capacity and authority to enter into this Agreement and to perform fully such Management Shareholder's obligations hereunder and
(ii) this Agreement has been duly executed and delivered by such Management Shareholder and constitutes a legal, valid and binding obligation of such Management Shareholder, enforceable against such Management Shareholder in accordance with its terms.

     (b) The Company represents and warrants to each Management Shareholder that (i) the Company is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to carry on its business as it is now being conducted, (ii) the execution, delivery and performance of this Agreement by the Company have been duly authorized by the Board of Directors, and (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (c) Coyote hereby represents and warrants to the Company and each Management Shareholder that (i) each of Coyote I and Coyote II is duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite limited liability company power to carry on its business as it is now being conducted, (ii) each of Coyote I and Coyote II has the authority to enter into this Agreement and to fully perform its obligations hereunder, and
(iii) this Agreement has been duly executed and delivered by each of Coyote I and Coyote II and constitutes the legal, valid and binding obligation of each of Coyote I and Coyote II, enforceable against each of Coyote I and Coyote II in accordance with its terms.

     11.    Incidental Registration.
            -----------------------

     (a) If the Company at any time (other than pursuant to an initial public offering of the Company's securities) proposes to register any Common Shares under the Act for sale to the public, (i) for its own account (except with respect to registration statements on Forms S-4, S-8 or such other form which is not available for registering Common Shares for sale to the public) or
(ii) for the account of Coyote, each such time it will give prior written notice to all Management Shareholders of its intention so to do. Upon the written request of any such Management Shareholder, received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any of his Common Shares (which request shall state the intended method of disposition thereof), the Company will use all commercially reasonable efforts to cause the Common Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale by the Management Shareholder (in accordance with its written request) of such Common Shares so registered. Alternatively, the Company may in its sole discretion include such Common Shares in a separate registration statement to be filed concurrently with the registration statement for the securities to be filed by the Company for its own account or for the account of Coyote. In the event that any registration of Common Shares for the account of the Company pursuant to this Paragraph 11 shall be, in whole or in part, an underwritten public offering of Common Shares, the number of Common Shares owned by Management Shareholders and Coyote to be included in such an underwriting may be reduced (pro rata among APL, the requesting Management Shareholders, Coyote and other persons with pari passu incidential registration rights, as may be applicable, based upon the number of Shares owned by APL, such Management Shareholders, Coyote and such other persons) due to underwriter market limitations if, and to the extent, that the managing underwriter advises the Company that in its opinion such inclusion would adversely affect the marketing of the securities to be sold by the Company therein. In addition, if the managing underwriter so advises, for any reason, against the inclusion of all or any portion of Common Shares owned by Management Shareholders in the public offering, then the Management Shareholders shall only have the right to register Common Shares therein as so advised by the managing underwriter. It is acknowledged by the parties hereto that the rights of any selling Management Shareholder to include Common Shares in a registration shall be subordinate to those of the Company and, except as expressly provided herein, on a parity with Coyote or other person selling Common Shares for its own account so that, except as expressly provided herein, cut backs shall be made on a pro rata basis based on the number of Common Shares held by each such person. Except as set forth above, there shall be no limit to the number of registrations that may be requested pursuant to this Paragraph 11.

     (b) In connection with each registration pursuant to Paragraph 11(a) covering an underwritten public offering, each Management Shareholder selling Common Shares pursuant thereto agrees to (i) enter into a written agreement with the managing underwriter under the same terms and conditions as apply to the Company or the selling shareholders, as applicable, and (ii) furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary and shall be requested by the Company in order to comply with federal and applicable state securities laws.

     (c) If, at any time after giving notice of its intention to register any stock pursuant to this Paragraph 11 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such stock, the Company shall give written notice to all Management Shareholders and, thereupon, shall be relieved of its obligation to register any Management Shares in connection with such registration.

     (d) The Management Shares shall cease to be registrable pursuant to this Paragraph 11 on the date upon which they are effectively registered under the Act and disposed of in accordance with any registration statement covering it.

     12.  Expenses.  All expenses incurred by the Company in complying with
          --------
Paragraph 11, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one counsel for the sellers of Management Shares, but excluding any Selling Expenses, are herein referred to as "Registration Expenses." "Selling Expenses" as used herein mean all underwriting discounts and selling commissions applicable to the sale of Management Shares.

     The Company will pay all Registration Expenses in connection with each registration statement under Paragraph 11. All Selling Expenses in connection with each registration statement under Paragraph 11 shall be borne by the participating sellers of Management Shares in proportion to the number of shares sold by each, or by such participating sellers of Management Shares other than the Company (except to the extent the Company shall be a seller of Management Shares) as they may agree.

     13.  Holdback Agreements.  Notwithstanding any other provision hereof,
          -------------------
except as otherwise may be agreed in writing by the parties hereto concurrently or subsequent to this Agreement, with respect to each and every public offering, each Shareholder agrees not to offer, sell or otherwise transfer any Shares (except for Shares sold (a) in such public offering or (b) to a Permitted Transferee) during the black-out period prior to the effective date of the applicable registration statement or other offering document as advised by counsel for the Company and during the period after such effective date not to exceed six (6) months.

     14.  Indemnification and Contribution.
          --------------------------------

     (a) In the event of a registration of any Management Shareholder's Common Shares under the Act pursuant to Paragraph 11, the Company will indemnify and hold harmless, to the full extent permitted by law, each Management Shareholder selling Common Shares thereunder, each underwriter of such Common Shares thereunder and each other person, if any, who controls such selling Management Shareholder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, liabilities and expenses, joint or several, to which such selling Management Shareholder, underwriter or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Management Shareholder's Common Shares were registered under the Act pursuant to Paragraph 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or reimburse each such selling Management Shareholder, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company (i) will not be
                             --------  -------
liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information pertaining to such selling Management Shareholder and furnished by any such selling Management Shareholder, any such underwriter or any such controlling person, as the case may be, in writing specifically for use in such registration statement, prospectus, amendment or supplement and (ii) will not be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld or delayed.

     (b) In the event of a registration of any Common Shares under the Act pursuant to Paragraph 11, each Management Shareholder selling Common Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Act or otherwise, but only insofar as such losses, claims, damages or liabilities (or actions in respect thereof), arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made in reliance upon and in conformity with information pertaining to such selling Management Shareholder, as such, furnished in writing to the Company by such selling Management Shareholder specifically for use in such registration statement under which such Management Shareholder's Common Shares were registered under the Act pursuant to Paragraph 11, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, and will pay or reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that (i) the liability of
                                    --------  -------
each selling Management Shareholder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Common Shares sold by such selling Management Shareholder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such selling Management Shareholder from the sale of Common Shares covered by such registration statements and (ii) no selling Management Shareholder shall be liable for amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such selling Management Shareholder, such consent not to be unreasonably withheld or delayed.

     (c) Promptly after receipt by an indemnified party hereunder of written notice of any claim or the commencement of any action or proceeding, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Paragraph 14 and shall only relieve it from any liability which it may have to such indemnified party under this Paragraph 14 if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and the indemnified party shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Paragraph 14 for any legal or other professional expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that if the defendants in any such action
             --------  -------
include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable fees and expenses of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or litigation against an indemnified party, shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation, unless such indemnified party shall otherwise consent in writing.
An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim.

     (d) In order to provide for just and equitable contribution in any case in which either (i) any Management Shareholder exercising registration rights under Paragraph 10 of this Agreement, or any controlling person of any such Management Shareholder, makes a claim for indemnification pursuant to this Paragraph 14 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and following the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Paragraph 14 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such Management Shareholder or any such controlling person in circumstances for which indemnification is provided this Paragraph 14; then, and in each such case, the Company and such Management Shareholder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect both the relative benefit received by such Management Shareholder and the relative fault of the Company and such Management Shareholder; provided, however, that,
                                                      --------  -------
in any such case, (A) no such Management Shareholder will be required to contribute any amount in excess of the public offering price of all such Management Shareholder's Common Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. For purposes of the preceding sentence, the relative benefit received by such Management Shareholder shall be deemed to be in the same proportion as the public offering price of his Common Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement; and the relative fault of the Company and such Shareholder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission of a material fact relates to information supplied by the Company or by such Management Shareholder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     15.    Rule 144 Reporting.  With a view to making available the benefits of
            ------------------
certain rules and regulations of the Securities and Exchange Commission (the "Commission") which may at any time permit the sale of the Common Shares to the public without registration, at all times after any registration statement covering a public offering of securities of the Company under the Act shall have become effective, the Company agrees to use all reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act; (b) use all reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and (c) furnish to each Management Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Shareholder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Management Shareholder to sell any Common Shares without registration.

     16.    Preemptive Rights.
            -----------------

     (a) In the event that the Company proposes to issue (a "Proposed Issuance") any Common Shares or any securities containing options or rights to acquire any Common Shares or any securities convertible into or exchangeable for Common Shares ("New Securities") prior to an initial public offering of the Company's securities and other than pursuant to the exceptions specified below, the Company shall deliver a notice, with respect to such Proposed Issuance (the "Preemptive Notice"), to each Management Shareholder and Coyote setting forth the identity of the proposed purchaser (the "Proposed Purchaser"), the period of time within which the Preemptive Right must be exercised (the "Acceptance Period") and the price, terms and conditions of the Proposed Issuance. Subject to subsection (c) below, each Management Shareholder and Coyote shall have the right (the "Preemptive Right"), exercisable as hereinafter provided, to participate in such issuance of New Securities ("Offered Securities") by purchasing up to an amount of such New Securities proposed to be issued to the Proposed Purchaser equal to (i) the lesser of (A) the maximum number of New Securities specified in such Shareholder's Purchase Notice (as defined below) and (B) the aggregate amount of such New Securities multiplied by a fraction, the numerator of which shall be the aggregate number of Common Shares owned by such Management Shareholder or Coyote on the date of such notice and the denominator of which shall be the total number of Common Shares outstanding on such date (the "Proportionate Share") and (ii) thereafter, by repeatedly allocating any remaining Offered Securities among those Shareholders that have not yet been allocated the maximum number of Offered Securities indicated in the Purchase Notice, pro rata on the basis of the respective
                                  --- ----
amounts of Shares owned by such Shareholder on the date of the initial Purchase Notice, until all Offered Securities have been allocated, such purchase to be at the same price and on the same terms and conditions as the Proposed Issuance. Notwithstanding the foregoing, a Management Shareholder shall only be entitled to exercise the Preemptive Right if at the time of exercise of the Preemptive Right such Management Shareholder is an employee of the Company pursuant to a binding written employment agreement unless such Management Shareholder was terminated by the Company from such position without Cause (as defined in such employment agreement).

        (b) Anything to the contrary notwithstanding, the Preemptive Rights provided for herein shall not be applicable to:

     (i) options granted to and New Securities issued upon exercise of options granted to, officers, employees or directors of, or consultants to, the Company and/or any of its subsidiaries;

     (ii) warrants issued to lenders providing debt financing to the Company and/or any of its subsidiaries and New Securities issued upon the exercise, conversion or exchange of such warrants in accordance with their stated terms;

     (iii) any New Securities issued by the Company in connection with an acquisition by the Company and/or any of its subsidiaries;

     (iv) any New Securities issued by the Company in an underwritten public offering;

     (v) New Securities issued upon the exercise or conversion of any Shares of the Company that are convertible, exchangeable or exercisable for Shares and all stock appreciation rights, phantom stock rights and other rights to acquire, or to receive or be paid an amount based on the market price (less any exercise, conversion or purchase price) of, the Shares, issued in compliance with (or not otherwise in violation of) this Section 16;

     (vi) New Securities issued in a stock recapitalization pro rata to all holders of Shares;

     (vii) New Securities issued upon conversion of other Shares of the Company pursuant to the Certificate of Incorporation of the Company as in effect on the date hereof, as the same may be amended, modified, supplemented or restated; and

     (viii) New Securities issued to Persons (who are not Affiliates (as defined below) of the Company) entering into "corporate partnering," "strategic investment" or other similar types of transactions or relationships with the Company (the characterization of such transactions or relationships to be in the sole discretion of the Board of Directors), in which the granting of equity or equity rights constitutes an aspect of such transaction or relationship.

           (c) The Preemptive Rights shall be exercisable by delivery of notice (the "Purchaser Notice") to the Company given within the Acceptance Period set forth in the Preemptive Notice. If a Shareholder shall fail to respond to the Company within the Acceptance Period, such failure shall be regarded as a rejection of such Shareholder's right to exercise his Preemptive Right. The closing of any purchase by the Shareholders under this Paragraph 16 shall be held at such time and place upon which the parties to the transaction may agree. At such closing, the Shareholders participating in the purchase shall deliver by certified bank check or wire transfer, payment in full for such New Securities and all parties to the transaction shall execute such additional documents as are otherwise deemed necessary or appropriate by the Company. At such closing, the Company may issue and sell to the Proposed Purchaser such portion of the Offered Securities as have not been purchased by the Shareholders pursuant to the exercise of their Preemptive Rights only at the same price and on the same terms and conditions as the Offered Securities sold to Shareholders.

           (d) In the event of a Proposed Issuance of New Securities, which Proposed Issuance is subject to the Preemptive Rights under this Paragraph 16 and which is offered only in combination with the purchase of debt or debt securities, then the Preemptive Rights shall apply to the combination and a Shareholder exercising his Preemptive Right shall be entitled and required to purchase his pro rata share of both the debt and equity components of such
             --- ----
combination on the basis set forth in Paragraph 16(a).

           (e) For purposes of this Agreement the following terms shall be defined as follows:

           "Affiliate" means, as to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

           "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

           (f) Preemptive Rights pursuant to this Paragraph 16 shall terminate upon an initial public offering of the Company's securities.

           17.   Certain Agreements.
                 ------------------

           (a) Each party agrees that Donald C. Orris will be appointed the chief executive officer of the Company shall hold such office for as long as he is employed by the Company.

     (b) The Company agrees that, unless on an arms-length basis, no affiliated transaction between the Company and Apollo Management, L.P. ("Apollo") or any affiliate of Apollo which is material to the Company or which, combined with all other affiliated transactions between the Company and Apollo or any affiliate of Apollo would be material to the Company, will be undertaken without the consent of the chief executive officer of the Company. Notwithstanding the foregoing, the parties agree that following shall be specifically excluded from the foregoing limitation on Affiliate transactions:
(i) all amounts payable to Apollo pursuant to the terms and provisions of that certain Management Agreement of even date herewith between the Company and Apollo (the "Management Agreement") (as it may be extended); provided, that (x)
                                                             --------
the fees set forth in such Management Agreement may not be increased unless approved in accordance with the first sentence of this Paragraph 15(b) and (y) the $500,000 management fee shall not be deducted for purposes of calculating net income of the Company for purposes of computing awards under any bonus or stock option plans of the Company, (ii) customary board fees payable to members of the Board of Directors designated by Coyote; (iii) any expense reimbursements; (iv) the Registration Rights Agreement between the Company and Coyote, dated as of even date herewith; (v) indemnification rights in favor of Coyote or its Affiliates; and (vi) securities issued to Coyote as to which preemptive rights pursuant to Section 16 hereof are available.

     (c) The parties agree that with respect to the right of each of the Management Shareholders to be an "Offeree" for purposes of Paragraphs 2 through 6, as well as the rights set forth in Paragraphs 11 and 16, any notice required to be provided pursuant to such Paragraphs by any party hereto to any Management Shareholder who is no longer an employee of Pacer, will be sufficient as to any such Management Shareholder if such notice is delivered to Pacer International, Inc., 3746 Mt. Diablo Blvd., Suite 110, Lafayette, CA 94549,
Attention: Donald C. Orris.

     (d) Each Management Shareholder acknowledges the APL Shareholders' Agreement and the Investors Shareholders' Agreement and agrees with the terms thereof, the rights given to, and obligations imposed upon, the parties thereto.

     (e) The Corporation hereby covenants and agrees with Gerry Angeli ("Angeli") and Gary I. Goldfein ("Goldfein") that, until the consummation of the Company's initial public offering of Common Shares for as long as such persons continue to be Shareholders of the Company, Angeli and Goldfein (each, an "Observer") shall have the right to be present at all meetings of the Board of Directors and all committees thereof. The Corporation will give each Observer reasonable prior notice (it being agreed that the same prior notice given to the Board of Directors shall be deemed to be reasonable) in any manner permitted in the Company's bylaws for notices to directors of the time and place of any proposed meeting of the Board of Directors, such notice in all cases to include true and complete copies of all documents furnished to any director in connection with such meeting or, if a meeting is held by telephone conference, to participate therein for the purpose of listening thereto.

     18.    Confidentiality; Noncompetition.
            -------------------------------

     (a) During the term of this Agreement and at all times thereafter, each Management Shareholder agrees that, except to the extent required in the course of his employment, he will not divulge to anyone (other than the Company, its subsidiary or any persons employed or designated by the Company or its subsidiary) any confidential knowledge or information relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources), product design and customer and supplier information. Each Management Shareholder further agrees not to disclose, publish or make use of any such knowledge or information for personal purposes or for the benefit of any person, firm, corporation or other entity (other than the Company, its subsidiary or any persons employed or designated by the Company or its subsidiary) without the prior written consent of the Company or its subsidiary.

     (b) No Management Shareholder, nor any Affiliate thereof, will for the period set forth opposite such Management Shareholders name on Annex I hereto
                                                               -------
following the Effective Time (the "Noncompetition Period"), (i) in any
                                   ---------------------
geographic area where the Company or its subsidiary conducts business during the Noncompetition Period, engage or participate in directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity, including, without limitation, by the rendering of services or advice to any person), or lend his name (or any part or variant thereof) to, any Competing Business (as defined below); (ii) deal, directly or indirectly, in a competitive manner with any customers doing business with the Company or its subsidiary during the Noncompetition Period; (iii) solicit or employ any officer, director or agent of the Company or its subsidiary to become an officer, director, or agent of any Management Shareholder, their respective Affiliates or anyone else; or (iv) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or its subsidiary or any trade name used by the Company or its subsidiary. Ownership by a Management Shareholder for investment of less than 2% of the outstanding shares of capital stock or class of debt securities of any corporation with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market shall not constitute a breach of the foregoing covenant. The term "Competing Business" shall mean any transportation or other business that the Company or its subsidiary or any of their respective Affiliates have engaged in at any time during the period of employment of the applicable Management Shareholder in any city or county in any state of the United States, Canada or Mexico including, without limitation, any business engaged in (i) intermodal marketing, (ii) flatbed specialized hauling services, (iii) less-then-truckload common carrier services, (iv) drayage, consolidation, deconsolidation or distribution services,
(v) contract warehousing, freight handling or logistic services, (vi) comprehensive transportation management programs or services to third party customers, (vii) freight consolidation and deconsolidation, (viii) traffic management, and (ix) railroad signal project management.


     19.    Voting Proxy.  Each Management Shareholder (other than Goldfein and
            ------------
Steiner, (each an "Interstate Holder")) hereby grants to the other Management Shareholders (other than the Interstate Holders), acting jointly, effective only upon, but at all times after (except as provided herein), any transfer of Shares owned by such Management Shareholder upon on in connection with the death or marital divorce, annulment or separation of such Management Shareholder (each such event a "Proxy Event"), an irrevocable proxy to vote such Shares at any and all meetings of the stockholders of the Company and to execute and deliver any and all written consents in lieu thereof and otherwise exercise any and all consensual rights with respect to such Shares to the same extent and with the same effect as such Management Shareholder could do under this Agreement, under any applicable law or otherwise. Each Interstate Holder hereby grants to the other (or in the case such interstate Holder is the only Interstate Holder hereunder, to the other Management Shareholders), effective only upon but at all times after (except as provided herein), any transfer of Shares owned by such Interstate Holder upon or in connection with a Proxy Event of such Interstate Holder, an irrevocable proxy to vote such Shares at any and all meetings of the stockholders of the Company and to execute and deliver any and all written consents in lieu thereof and otherwise exercise any and all consensual rights with respect to such Shares to the same extent and with the same effect as such Interstate Holder could do under this Agreement, under any applicable law or otherwise. Each Management Shareholder (including the Interstate Holders) acknowledges and agrees that the proxy granted by him under this Paragraph 19 is coupled with an interest and may not be revoked. All Shares subject to a proxy granted hereunder that becomes effective pursuant to the terms hereof and that is to be voted by a proxy holder or holders pursuant to this Paragraph 19 shall be voted by such proxy holder or holders in the manner provided in the bylaws of the Company as in effect at the time in question.

     20.    Financial Statements.  The Company will provide each Management
            --------------------
Shareholder with copies of its quarterly (unaudited) and annual audited financial statements promptly upon completion of such financial statements during any period in which a Management Shareholder remains a holder of Shares, but is not an officer or director of or consultant to the Company.

     21.    General Restriction.  Each Management Shareholder and Coyote
            -------------------
understands and agrees that (a) the Common Shares and Management Options received pursuant to the Alternative Consideration Letter have not been registered under the Securities Act and are restricted securities; (b) he or it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Common Shares or Management Options (or solicit any offers to buy or otherwise acquire, or take a pledge of any Common Shares or New Options) except in compliance with the Securities Act and the terms and conditions of this Agreement; and (c) any attempt to transfer any Common Shares or Management Options not in compliance with this Agreement shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's records to such attempted transfer.

     22.    Legends.
            -------

     (a) In addition to any other legend that may be required, each certificate for Common Shares including Common Shares issued upon exercises of New Options that is issued to any Management Shareholder shall bear a legend in substantially the following form:

     "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER

     AS SET FORTH IN THE SHAREHOLDER'S AGREEMENT DATED AS OF May 28, 1999, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM PACER INTERNATIONAL, INC. OR ANY SUCCESSOR THERETO."

     (b) If any Common Shares shall become registered under the Securities Act, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the first sentence of the legend required by Paragraph 22(a) endorsed thereon. If any Common Shares cease to be subject to any and all restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Common Security without the second sentence of the legend required by Paragraph 22(a) endorsed thereon.

     23.    Further Assurances.  The parties hereto agree to execute and deliver
            ------------------
all such further instruments as may be necessary from time to time to carry out the provisions of this Agreement.

     24.    Notices.  All offers, acceptance, notices, certificates and other
            -------
communications provided for in this Agreement shall be in writing and (except as otherwise provided in this Agreement) shall be deemed to have been given when
(a) sent by facsimile transmission, (b) sent by a nationally known overnight delivery service, (c) delivered by hand or (d) mailed by first-class registered or certified mail in a post-paid envelope, in each case addressed to the respective persons to be notified as follows: in the case of Coyote, c/o Apollo Management, L.P., 1301 Avenue of the Americas, 38th Floor, New York, NY 10019;
Attention: Joshua J. Harris, with a copy to, Michael Weiner, Esq., Apollo Management, L.P., 1999 Avenue of the Stars, Suite 1900, Los Angeles, CA 90067, and with a copy to, Morton A. Pierce, Esq./Douglas L. Getter, Esq., Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019; in the case of the Management Shareholders, at their respective addresses appearing on the signature pages of this Agreement or at such other address as the party to be notified shall from time to time have furnished to the other parties in writing.

     25.    Amendment; Termination.  No provision of this Agreement may be
            ----------------------
waived except by an instrument in writing executed by the party against whom the waiver is to be effective. This Agreement may be amended only by an instrument executed by the parties hereto holding a majority of all of the Common Shares held by the parties hereto on a fully diluted basis or by their successors and assigns; provided, however, that in the event any amendment materially and
         --------  -------
adversely affects the rights or obligations of any party to this Agreement without similarly affecting the rights or obligations of any other party hereto, this Agreement may not be amended without such party's approval. Except with respect to Paragraphs 14, 18, 21, 22 and Paragraphs 24 through 27 this Agreement shall terminate automatically upon the earlier of (i) the tenth anniversary of the date hereof and (ii) at such time as the Company shall be a Public Company (as defined below) and Coyote shall have sold in the aggregate pursuant to one or more public offerings, fifty percent (50%) of the total number of Coyote Shares owned by them at the Effective Time. For the purposes of the foregoing provision, the term "Public Company" means a corporation with one or more classes of equity securities listed on a national securities exchange or publicly traded in the over-the-counter market.

     26.    General.
            -------

     (a) This Agreement (i) shall be construed and enforced in accordance with the laws of the State of New York, (ii) except as set forth in Paragraph 26(c) below, constitutes the entire agreement, and supersedes any and all prior agreements and understandings between the parties in respect to the subject matter hereof, (iii) shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns and (iv) may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties hereto hereby consent and agree that they shall commence any action with respect to any claims or disputes between the parties hereto pertaining to this Agreement or to any matter arising out of or related to this Agreement in the United States District Court for the Southern District of New York, so long as the action falls within the subject matter jurisdiction of such court; in the event any such action shall be determined by the court to be outside its subject matter jurisdiction, then the parties agree to commence any such action in the Supreme Court of New York County, New York and to take such action as may be necessary to effect assignment of such action to the Commercial Part of that court. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Each party hereto irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given in accordance herewith.

     (b) The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced and that, therefore, the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without the necessity of posting any bond. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c) The restrictions with respect to Management Shares set forth herein shall be in addition to and shall in no way limit any other restrictions on the Management Shares set forth in any other agreement.

     (d) The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (e) To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if any provision, term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, then such provision, term, covenant or restriction shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered and the remainder of the provisions, terms covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     27.    Complete Agreement.  This Agreement and the Exhibit attached hereto
            ------------------
and which are hereby incorporated by reference herein, contains the entire agreement among the parties, superseding all prior agreements whether oral or written between parties with respect to the subject matter hereof. Without limiting the foregoing, the parties acknowledge that the Amended and Restated Stockholders Agreement, dated December 16, 1997 among PMT Holdings, Inc. and the stockholders party thereto is no longer in effect with respect to any of the parties hereto. No Management Shareholder shall enter into any Shareholder agreements or arrangements of any kind with any person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Management Shareholders or with persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Shares in a manner which is inconsistent with this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and the year first above written.

                              PACER INTERNATIONAL, INC.


                              By: /s/ Donald C. Orris
                                 ________________________________
                                 Donald C. Orris
                                 President and Chief Executive Officer



                              COYOTE ACQUISITION LLC


                              By: /s/ Marc Becker
                                 ________________________________
                                 Marc Becker
                                 Vice President



                              COYOTE ACQUISITION II LLC


                              By: /s/ Marc Becker
                                 ________________________________
                                 Marc Becker
                                 Vice President



                              MANAGEMENT SHAREHOLDERS:


                              /s/ Donald C. Orris
                              ___________________________________
                              Donald C. Orris

                              /s/ Gerry Angeli
                              ___________________________________
                              Gerry Angeli


                              /s/ Robert L. Cross
                              ___________________________________
                              Robert L. Cross

                              /s/ Gary I. Goldfein
                              ___________________________________
                              Gary I. Goldfein

                              /s/ Allen E. Steiner
                              ___________________________________
                              Allen E. Steiner


                              /s/ John W. Hein
                              ___________________________________
                              John W. Hein

                              /s/ Richard Hyland
                              ___________________________________
                              Richard Hyland

                                                                       Exhibit A
                                                                       ---------

                                   JOINDER IN
                                   ----------

                            SHAREHOLDERS' AGREEMENT
                            -----------------------

          In consideration of the transfer to (him) (her) (it) of _____ shares of common stock, no par value, of Pacer International, Inc. (the "Company") and the registration of such transfers on the books of the Company, ____________ , a __________ ("Additional Shareholder"), and the Company agree that, as of the date written below, Additional Shareholder shall become a party as a Management Shareholder to that certain Shareholders' Agreement, dated as of May 28, 1999, among the Company, Coyote Acquisition LLC, Coyote Acquisition II LLC, and certain individual shareholders named therein (the "Shareholders' Agreement"), and shall be bound by all of the terms and provisions of the Shareholders' Agreement, as though he was an original party thereto and was included in the definition of "Management Shareholder" as used therein; provided, that an Additional Shareholder shall not be entitled to be an "Offeree" for purposes of Paragraphs 2 through 6 or be entitled to the rights set forth in Paragraphs 11 and 16 of the Shareholders Agreement.


            Executed as of the _____ day of ________________, ____.


                                       [                           ]

                                       By:_______________________________
                                          Title:


                                          _______________________________
                                          Shareholder